ADMINISTRATIVE SERVICES AGREEMENT

This  ADMINISTRATIVE  SERVICES  AGREEMENT ("Agreement") by and between SAFEGUARD
HEALTH ENTERPRISES, INC., a Delaware corporation, on behalf of its various subsidiaries ("SafeGuard"), and TOTAL DENTAL ADMINISTRATORS HEALTH PLAN, INC., an Arizona corporation ("TDAHP"), sets forth the terms pursuant to which SafeGuard and TDAHP agree to the administration of one or more individual and group dental health coverages to be provided to persons eligible for such coverage under dental health benefits programs ("Members") paid for by employers, health and welfare funds, and others ("Groups"), and arises out of the following circumstances:

A. TDAHP is a Prepaid Dental Plan Organization in the State of Arizona that provides or arranges prepaid dental HMO Products for its enrollees in geographically defined service areas ("Service Areas").

B. SafeGuard through its subsidiaries is licensed in various states to provide prepaid dental plan benefits to its enrollees.

C. SafeGuard desires that TDAHP administer a prepaid dental plan in Arizona so as to provide benefits to those SafeGuard Members who reside in Arizona based upon contracts that arise out of the State of Arizona.

D. TDAHP desires to provide prepaid dental plan benefits to SafeGuard Members in accordance with the terms and conditions of this Agreement.

In consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. PRODUCTS TO BE OFFERED. From time to time SafeGuard will enter into a contract with a Group whereby the Group will have employees residing within the State of Arizona. TDAHP agrees to provide services to SafeGuard whereby Members will receive prepaid dental plan services from TDAHP through its providers within the State of Arizona. The products currently being sold by SafeGuard are attached hereto marked Exhibit A (the "Products"). From time to time, SafeGuard may modify, eliminate or add products and will provide sixty (60) days advance written notice to TDAHP of such changes, additions or deletions.

2.     ADMINISTRATIVE  AND  OTHER  SERVICES.

2.1 MARKETING. SafeGuard may in the ordinary course of business market the Products in all states in which its subsidiaries are licensed. From time to time, instances will arise where a Group with whom SafeGuard contracts has members residing in the State of Arizona.

2.2     ENROLLMENT.

     2.2.1     Enrollment.  TDAHP will conduct all necessary enrollment meetings
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for Members, and will obtain enrollment cards for those persons to be covered by
TDAHP through its relationship with SafeGuard. TDAHP shall maintain all enrollment information on its system.


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     2.2.2     Customer  Service.  TDAHP  shall  perform  all necessary customer
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service  to  members  enrolled in TDAHP through Groups to support the enrollment functions.

     2.2.3     Disclosure  Statements.  TDAHP shall be responsible for producing
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and  distributing  disclosure statements reasonably necessary and/or required by law of the state of Arizona to be furnished by it to assure the availability of appropriate information for enrollees regarding the dental health care services to be provided to Members by TDAHP.

2.3 ELIGIBILITY LISTING. SafeGuard shall provide TDAHP with a monthly list of Members by the 20th day of the month preceding the month of coverage for each month this Agreement is in effect.

2.4 QUALITY ASSURANCE AND UTILIZATION REVIEW. TDAHP shall have sole responsibility for the resolution of all grievance lodged by Members, all quality assurance, and all utilization review functions as may be required by the state of Arizona in connection with TDAHP's license.

2.5 BILLING AND COLLECTION OF PREMIUMS. SafeGuard shall provide all necessary services for billing premiums, reconciling accounts, and the collection of premiums from Groups not domiciled in the state of Arizona for the Products.

2.6     REPORTING.

     2.6.1     Complaints.  Any  complaints  received by one party regarding the
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service,  coverage  or  benefits  provided by the other party, shall be promptly referred to the appropriate party for resolution. Each party will report to the other the nature and disposition of such customer complaints.

     2.6.2     Other Reports.  Administrative and other services provided by one
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party on behalf of the other shall be monitored by the other through reports and other information exchanged between the parties as agreed upon by the parties from time to time.

2.7 TAXES. TDAHP shall be responsible for reporting and paying all required state premium income and other taxes, assessments and regulatory fees for Members enrolled in Arizona.

3. COMPENSATION AND PAYMENT. SafeGuard shall pay to TDAHP the actual amount of its health care expenses for coverage for Members for the Products sold by SafeGuard and for which TDAHP provides services to SafeGuard Members enrolled in Arizona, plus twenty percent (20%) of such actual health care expenses. Such payment shall be due and payable by SafeGuard to TDAHP within twenty (20) days after the end of each month this agreement is in effect after TDAHP submits an invoice to SafeGuard for the services provided herein. TDAHP shall be responsible for paying all of its own administrative expenses in connection with each Member enrolled, but shall not be responsible for any broker commission that may be required to be paid in connection with any contract for a Group through which such Members are enrolled.


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4.     PROVIDERS.  TDAHP  agrees  to  maintain  a  panel of participating dental providers consisting of general dentists and specialists ("Providers") that is reasonable adequate to service the need of the Members. TDAHP shall be solely responsible for the payment of all provider compensation of any kind and nature due to Providers as a result of members covered under this agreement. TDAHP shall also be responsible for all Provider credentialing as may be required under applicable state law. A copy of the initial TDAHP Provider list is attached hereto marked Exhibit B. Not less frequently than fifteen (15) days following the end of each calendar quarter, or within fifteen (15) days after request by SafeGuard, TDAHP shall provide to SafeGuard a current list of Providers.

5. TERM AND TERMINATION. This Agreement shall commence on the Effective Date as set forth below, shall remain in effect for a period of three (3) years from date, and will terminate: (a) on the date of insolvency or cessation of operations of TDAHP, or (b) on the date of SafeGuard's insolvency or cessation of operations. Termination of this Agreement shall not terminate the rights or liabilities of either party to perform its obligations to the other party or the obligations of TDAHP to Members pursuant to a contract for any Product with a Group, for those obligations arising during any period when this Agreement was in force, and such obligations shall remain in effect through the end of any such contract with a Group until the termination of such contract.

6. ARBITRATION. If any dispute relating to this Agreement or administration thereof arises which cannot be resolved to the satisfaction or SafeGuard and TDAHP, the parties shall submit the dispute to binding arbitration. The arbitrators are not bound by any rule of law, except that the arbitration will be conducted under the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall be conducted in Orange
County, California. The parties shall share fees and expenses of the arbitrator. The prevailing party in such arbitration shall be entitled to receive as part of the arbitrator's award, attorneys' fees and costs.

7. INSOLVENCY/CESSATION OF OPERATIONS. Except as expressly provided to the contrary herein, if TDAHP or SafeGuard becomes insolvent, this Agreement shall be discontinued automatically as of the date of insolvency. Insolvency or insolvent shall mean (a) a final determination made by a court of competent jurisdiction that SafeGuard or TDAHP is insolvent, or (b) all operations of SafeGuard or TDAHP cease. For the purposes of this Agreement, the date of insolvency shall be the date on which the insurance authorities or the court declares SafeGuard or TDAHP insolvent or the date on which SafeGuard or TDAHP has ceased all operations, whichever date is later in time.

8. LITERATURE AND PUBLICITY. No party will distribute any literature or other material or release any publicity or information relating to this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld if such distribution or release is reasonably appropriate to effect the objectives of this Agreement.

9. EXCLUSIVE AGREEMENT. For the term of the Agreement, SafeGuard agrees to utilize TDAHP exclusively to provide the services described herein to SafeGuard Members in the State of Arizona. TDAHP may contract with other health care plans and may provide benefits directly to members in Arizona notwithstanding this Agreement. SafeGuard agrees not to offer for sale or sell any prepaid dental plan in the State of Arizona for the term of this Agreement.


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10.     CONFIDENTIALITY.  The  parties  will  maintain  a  free  exchange  of information regarding matters relating to this Agreement. Each party will notify the other of any complaints, inquiries, or litigation with respect to matters related to this Agreement and shall cooperate and assist in the defense of such matters. Each party shall allow the other to audit such parties records related to this Agreement. All information provided by one party to the other hereunder shall be treated by the other party, its agents, officers, employees and representatives, in a confidential manner, and in compliance with all applicable state and federal laws. Each party agrees to prevent the unauthorized disclosure of any such information. Each party agrees to keep confidential all non-public information regarding the other party or its activities that it obtains pursuant to this Agreement. Further, each party agrees to maintain the confidentiality of individual medical records and related information as required by each party's established policies and practices or required by law. Each party may, however, disclose otherwise confidential information to any state or federal regulatory agency when required by law. Any breach of the terms of this covenant shall be deemed a material breach of this Agreement. In the event of any such breach, the aggrieved party shall be entitled to seek an injunction restraining the other from disclosing any confidential information, and to pursue any other legal remedies available to such party for any actual or threatened breach. This covenant regarding confidentiality shall survive the termination of this Agreement.

11. INSURANCE. Each party, at its sole expense, shall maintain in full force and effect, insurance to provide at least the following protection: (a) bodily injury and property damage with limits of not less than One Million Dollars ($1,000,000); and (b) errors and omissions liability which TDAHP will use its best efforts to obtain during the term of the Agreement with limits to be determined by mutual agreement by the parties hereto; (c) multi-perils all risk insurance including contents, and valuable papers with limits of not less than One Million Dollars ($1,000,000); workers' compensation and unemployment insurance of types and levels required by applicable laws and regulations.

12. ACCESS TO BOOKS AND RECORDS. Each party shall make available to the other all of its books and records relating to this Agreement, and to any regulatory agency having jurisdiction over the parties for the purpose of inspection, examining and copying: (a) at all reasonable times, (b) in a form maintained in accord with the general standards applicable to such book or record keeping, and for the duration of this Agreement plus thirty-six (36) months, or, if longer, as required by applicable state law.

13. INDEPENDENCE OF CONTRACTING PARTIES. TDAHP and SafeGuard are each a separate and independent entity. Nothing in this Agreement establishes an employee relationship, an agency, a partnership, a joint venture, or an association between TDAHP and SafeGuard or any of its affiliates or subsidiaries.

14. RIGHTS OF THIRD PARTIES. The parties do not intend, and nothing in this Agreement shall be deemed, to give any person other than the parties hereto any right or interest based on this Agreement. The parties reserve the right to amend this Agreement by mutual consent or to terminate it without notice to or consent of any person not a party to this Agreement.


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15.     NO  ASSIGNMENT.  This  Agreement  may  not  be  assigned by either party without  the  prior  written  consent  of  the  other  party.

16. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by and constructed in accordance with the laws of the state of Arizona.

17. COSTS. Unless otherwise agreed, each party shall bear the cost of its legal, accounting, consulting and other services necessary to comply with its duties and obligations under this Agreement.

18. AMENDMENT. This Agreement may be amended only by written agreement signed by the parties hereto.

19. NOTICES. Notices regarding this Agreement shall be sent certified mail, return receipt requested and shall be addressed as follows:

TDAHP:                                         SafeGuard:

Total Dental Administrators Health Plan, Inc.  SafeGuard Health Enterprises, Inc.
1528 East Missouri, Suite 153                  95 Enterprise
Phoenix, AZ  85014                             Aliso Viejo, CA  92656
Attention: Nelson Leatherwood, President and   Attention: Ronald I. Brendzel, Senior
Chief Executive Officer                        Vice President and General Counsel
Fax:  (602) 266-1948                           Fax:  (949) 425-4586


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IN  WITNESS  WHEREOF,  the UNDERSIGNED have caused this Agreement to be executed effective  as  of  December  31,  2001  (the  "Effective  Date").

TDAHP                                         SafeGuard

TOTAL DENTAL ADMINISTRATORS                   SAFEGUARD HEALTH ENTERPRISES, INC.,
HEALTH PLAN, INC., An Arizona Corporation     a Delaware corporation


By: /s/ Nelson Leatherwood                    By: /s/ James E. Buncher
--------------------------------------------  --------------------------------------------
Name: NELSON LEATHERWOOD                      Name: JAMES E. BUNCHER
Title: President and Chief Executive Officer  Title: President and Chief Executive Officer


                                              By: /s/ Ronald I. Brendzel
                                              --------------------------------------------
                                              Name: RONALD I. BRENDZEL
                                              Title: Senior Vice President and Secretary


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